Exhibit 10.1

AMENDED AND RESTATED LICENSE AND SETTLEMENT AGREEMENT

between

OPIANT PHARMACEUTICALS INC.

and

EMERGENT OPERATIONS IRELAND LIMITED

    Dated as of November 13, 2022

AMENDED AND RESTATED LICENSE AND SETTLEMENT AGREEMENT
This Amended and Restated License and Settlement Agreement (the “Agreement”) is made and entered into effective as of November 13, 2022 (the “Effective Date”), by and between Opiant Pharmaceuticals Inc. (“Opiant”), a Delaware corporation, and Emergent Operations Ireland Limited, an Irish limited company (“EOIL”). Opiant and EOIL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Opiant owns or Controls certain intellectual property relating to the use of intranasal naloxone for a treatment to reverse opioid overdoses; and

WHEREAS, Lightlake Therapeutics Inc. (“Lightlake”), and Adapt Pharma Operations Limited (“Adapt”) previously entered into that certain License Agreement dated as of December 15, 2014, as amended by Amendment No. 1 to License Agreement dated as of December 13, 2016, as amended by Amendment No. 2 to License Agreement dated as of March 18, 2019, and as amended by Patent Assignment and Amendment No. 3 to License Agreement dated as of November 18, 2019 (as so amended, the “Prior License Agreement”); and

WHEREAS, Lightlake changed its name to Opiant in January 2016;

WHEREAS, Emergent BioSolutions Inc. (“EBSI”), a Delaware corporation, completed the acquisition of Adapt on October 15, 2018, and changed the name of Adapt to EOIL on September 9, 2020; and

WHEREAS, Opiant wishes to continue to license to EOIL, and EOIL wishes to continue to license from Opiant, through the license grants contemplated herein, such intellectual property rights to develop and commercialize Products (as defined below) in accordance with the terms and conditions set forth below; and

WHEREAS, the Parties now desire to amend and restate the Prior License Agreement in its entirety, it being the intention of the Parties that this Agreement fully supersedes the Prior License Agreement in all respects, and, commencing as of the Effective Date, the respective rights and obligations of the Parties with respect to the subject matter of the Prior License Agreement shall be as set forth in this Agreement, and this Agreement will provide for certain payments and releases, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

SECTION 1 - DEFINITIONS
Unless otherwise specifically provided herein, the following terms have the following meanings:

“Adapt” has the meaning set forth in the recitals hereto.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity.

“Assigned Contracts” means the contracts identified in Schedule 1.

“Assigned Product Specific Patents” means U.S. Patent Nos. 9,480,644, 9,211,253, 9,468,747 and 9,629,965.

“Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York and Ireland are open for business.

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, promoting, distributing, and importing such Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Competing Product” means any product containing naloxone as the active ingredient for the treatment of opioid overdose in an intranasal form. For the avoidance of doubt, a product containing either nalmefene or naltrexone as the active ingredient are not Competing Products so long as such product does not contain naloxone.

“Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement (including any information provided under either that certain Mutual Non-Disclosure Agreement between Lightlake and Adapt dated May 1, 2014 or that certain Three-Way Confidential Disclosure Agreement among Lightlake, Adapt and Icon Clinical Research Limited dated August 13, 2014 (the “Existing CDAs”)), including information relating to the terms of this Agreement, any Product (including the Regulatory Documentation), any Exploitation of any Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Opiant Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (i) all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, and results of test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control activities and statistical analysis, including relevant laboratory notebook information, screening data, and synthesis schemes, including descriptions in any form, data and other Information relating to or resulting from the conduct of Development of Products prior to the Effective Date, or relating to or resulting from the pharmacokinetics study in respect of a Product commenced or commissioned by or at the direction of Opiant prior to the Prior License Agreement, will be Confidential Information of EOIL, and (ii) subject to the foregoing clause (i), Joint Know-How will be deemed to be the Confidential Information of both Parties.

“Control” or “Controlled” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right existing before the Effective Date, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to grant a license, sublicense or other right to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

“Development Data” means all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, including relevant laboratory notebook information, screening data, and synthesis schemes, including descriptions in any form, data and other information, in each case, that is generated by or resulting from or in connection with the conduct of Development of Products.

“Drug Approval Application” means a New Drug Application as defined in the FFDCA, or any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

“EBSI” has the meaning set forth in the recitals hereto.

“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

“EOIL” has the meaning set forth in the preamble hereto.

“EOIL Assets” means all Regulatory Approvals applicable to the Products, all Regulatory Documentation specific to Regulatory Approvals, all Development Data relating to the Products, all Product Trademarks, and all Assigned Contracts.

“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, Manufacture, have Manufactured, obtain Regulatory Approval for, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of on a worldwide basis Products. “Exploitation” will mean the act of Exploiting.

“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“IND” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays, biological methodology, other data relating to Development, all data, information and materials relating to Commercialization, including customer lists (both actual and target customers), any market studies and competitive data; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

“Invention” means any writing, invention, discovery, improvement, technology, Information, or other know-how (in each case, whether patented or not) invented under the Prior License Agreement.

“Joint Know-How” means any and all Inventions and Information conceived, discovered, developed or otherwise made jointly by or on behalf of Opiant or its Affiliates, on the one hand, and EOIL or its Affiliates or Sublicensees, on the other hand, in connection with the work conducted under or in connection with the Prior License Agreement, whether or not patented or patentable.

“Joint Patents” means any and all Patents that are conceived, discovered, developed or otherwise made jointly by or on behalf of Opiant or its Affiliates, on the one hand, and EOIL or its Affiliates or Sublicensees, on the other hand, in connection with the work conducted under or in connection with the Prior License Agreement.

“Licensed IP Assets” means Licensed Patents and Licensed Know-How.

“Licensed Know-How” means (a) Opiant Know-How and (b) Opiant’s right title, and interest in and to the Joint Know-How, in each case that exist as of the date of the Effective Date.

“Licensed Patents” means (a) the Opiant Patents and (b) Opiant’s right, title, and interest in and to the (i) Product Specific Patents, including Assigned Product Specific Patents, and (ii) Joint Patents, in each case Patent families that exist as of the date of the Effective Date. The Licensed Patents include but are not limited to the Patents that are related to the applications identified on Schedule 2.

“Lightlake” has the meaning set forth in the recitals hereto.

“Manufacture”, “Manufactured” or “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a Product or any intermediate thereof, including clinical and commercial manufacture.

“Opiant” has the meaning set forth in the preamble hereto.

“Opiant Know-How” means all Information Controlled by Opiant or any of its Affiliates during the term of the Prior License Agreement that is not generally known and is necessary or reasonably useful for the Development, Manufacture, or Commercialization of a Product, but excluding any Information to the extent covered or claimed by published Opiant Patents, Product Specific Patents (including Assigned Product Specific Patents) or Joint Patents or any Joint Know-How.

“Opiant Patents” means all of the Patents Controlled by Opiant or any of its Affiliates as of the Effective Date that claim or disclose the Development, Manufacture, or Commercialization of a Product, but excluding any Joint Patents and Product Specific Patents (including Assigned Product Specific Patents).

“Party” and “Parties” has the meaning set forth in the preamble hereto.

“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, foundation, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Prior License Agreement” has the meaning set forth in the recitals hereto.

“Product” means any pharmaceutical product or medical device, whether prescription or over-the-counter, marketed for a treatment of opioid overdose containing naloxone, alone or in combination with one or more other active or inactive ingredients, in any intranasal form, presentation, strength or delivery systems; provided, however, that “Product” will not refer to any product Controlled, developed, manufactured, marketed, sold, offered for sale, exported, or imported directly or indirectly by a Sublicensee if such Sublicensee’s rights in respect of such product were obtained or developed independently of any sublicense or right granted by EOIL hereunder. For the avoidance of doubt, a product containing either nalmefene or naltrexone as the active ingredient is not a Product so long as such product does not contain naloxone.

“Product Specific Patents” means those Patents that are related to (1) U.S. Provisional 61/953,379 (“Nasal Drug Products and Methods of Their Use”) or (2) U.S. Provisional 62/022,268 (“Co-Packaged Drug Products”), including but not limited to those identified on Schedule 2.

“Product Trademarks” means the Trademark(s) used by EOIL or its Affiliates or its or their respective Sublicensees for the Commercialization of Products and any registrations thereof or any pending applications relating thereto (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

“Regulatory Approval” means, with respect to a country or other jurisdiction, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, offer for sale, market, import or use a Product in such country or other jurisdiction, including, where applicable, (i) pricing or reimbursement approval in such country or other jurisdiction, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) labeling approval.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of Products.

“Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory

Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing, in each case ((i), (ii), and (iii)) relating to a Product.

“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by EOIL, or an Affiliate of EOIL, under a license granted in Section 2.2 or was granted a sublicense under the Prior License Agreement (each such sublicense or right, a “Sublicense”).

“Third Party” means any Person other than Opiant, EOIL, and their respective Affiliates.

“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

SECTION 2 - GRANT AND RETENTION OF RIGHTS
2.1    Grants to EOIL. Subject to the terms and conditions of this Agreement, Opiant hereby grants to EOIL an exclusive (including with regard to Opiant), worldwide, irrevocable, perpetual, fully paid license, with the right to grant Sublicenses, under the Licensed IP Assets to Exploit Products.

2.2    Right to Grant Sublicenses. EOIL will have the right to grant Sublicenses (through multiple tiers of Sublicensees). EOIL will remain responsible for the performance of its Affiliates and Sublicensees that are granted Sublicenses as permitted herein, and the grant of any such Sublicense will not relieve EOIL of its obligations under this Agreement. With respect to any such Sublicense, EOIL shall ensure that the agreement pursuant to which it grants such Sublicense contains terms obligating the Sublicensee to comply with confidentiality and non-use provisions consistent with those set forth in this Agreement.

2.3    EOIL Assets. EOIL owns and retains all right, title, and interest in and to the EOIL Assets.

2.4    Opiant’s Retention of Rights. Opiant retains, on behalf of itself and its Affiliates all right, title, and interest in and to the Licensed IP Assets (including for the avoidance of doubt, the following Patent applications U.S. Patent Application No. 17/528,877 and PCT/US2016/052280) to develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any compound or product other than Products or Competing Products.

2.5    No Other Rights Granted. Except as expressly provided herein no rights, titles, interests, assignments, or licenses are granted to either Party.

SECTION 3 - DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES
3.1    Development. After the Effective Date, EOIL will Control all Development, Manufacturing and Commercialization of the Products.

3.2    Regulatory Activities. EOIL will have the sole right of preparing, obtaining, and maintaining Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for Products (which will include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities), in each case in accordance with the terms of this Agreement and otherwise in EOIL’s sole discretion. All Regulatory Approvals applied for or received after the Effective Date relating to Products will be owned by and held in the name of EOIL.

3.3    Commercialization. EOIL (itself or through its Affiliates or Sublicensees) will be solely responsible for Commercialization of Products at EOIL’s own cost and expense in EOIL’s sole discretion.

3.4    Product Trademarks. EOIL will have the sole right to determine, in its sole discretion, the Product Trademarks to be used with respect to the Exploitation of Products on a worldwide basis. All such Product Trademarks will be owned by EOIL.

SECTION 4 - PAYMENT
4.1    Payment. Promptly upon execution of this Agreement (and within five Business Days), EOIL or its Affiliate will pay Opiant twenty-five million dollars and no cents ($25,000,000) cash (the “One-Time Payment”) via wire transfer pursuant to the wire instructions set forth on Schedule 3, 90% of which will be paid by EOIL to Opiant and 10% of which will be paid by EOIL to SWK Funding LLC.

4.2    Fully paid. Any accrued and unpaid royalties owed by EOIL to Opiant related to the sales of the Product will be deemed to have been fully paid and satisfied by the consideration paid for this Agreement. For the avoidance of doubt, Opiant’s rights under the Prior License Agreement to receive any further payments under the Prior License Agreement, including royalties related to sales Products, including Narcan® Nasal Spray, will terminate.

4.3    Payment Terms. The payments under this Section 4 are non-refundable and not subject to set-off. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the Applicable Law and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement. Any late payments shall bear interest at the rate of 1% per month, compounded daily.

SECTION 5 - INTELLECTUAL PROPERTY
5.1    Patent Listings. Emergent will have the sole right to make all decisions regarding filings with Regulatory Authorities with respect to Licensed Patents with respect to Products.

5.2    Maintenance and Prosecution of Licensed Patents. EOIL will have the first right, but not the obligation, at its expense, to prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions), maintain, enforce and defend the Licensed Patents, other than the Opiant Patents. At EOIL’s request and expense, Opiant agrees to reasonably cooperate in such proceedings, including but not limited to being joined as a party if necessary. EOIL will have the sole right to make all decisions regarding any such proceeding and to retain any proceeds. Upon request, EOIL will provide Opiant updates on the status of the Product Specific Patents (including Assigned Product Specific Patents), and Joint Patents.

SECTION 6 – CONFIDENTIALITY/USE OF NAMES
6.1    Confidentiality Obligations. For a period of ten (10) years from the Effective Date, each Party will, and will cause its Affiliates, and its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of a Party’s obligations, or the exercise of a Party’s rights, under this Agreement. Confidential Information disclosed under the Existing CDAs shall be considered Confidential Information disclosed under this Agreement and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 6.1 with respect to any Confidential Information will not include any information that:
•has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;
•has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception will not apply with respect to Joint Know-How;
•is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or
•has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information; provided that the foregoing exception will not apply with respect to Joint Know-How.
Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party. Joint Know-How will be considered the Confidential Information of both Parties.

6.2    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

6.2.1    in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Applicable Law or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided, however, that the receiving Party, to the extent practicable and legally permissible, shall first have given prompt written notice (and to the extent practicable and legally permissible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is sought or obtained, or the disclosing Party waives compliance with the terms of this

Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed; or

6.2.2    made to acquirers, financing sources, or investors and to their financial and legal advisors who have a need to know such Confidential Information in connection with any such sublicense, financing, investment or acquisition; provided that any such recipient of such Confidential Information agrees to be bound by the confidentiality and non-use restrictions contemplated hereby; provided, further that the Party making such disclosure shall remain responsible for any failure by any such Person to treat such Confidential Information as required under this Section 6.

6.3    Use of Name/Trademarks/Other Marketing.

6.3.1    Opiant will delete the webpage at NARCAN® Nasal Spray - Opiant Pharmaceuticals (https://www.opiant.com/products-pipeline/pipeline/narcan-nasal-spray/).

6.3.2    Going forward, Opiant will not refer to NARCAN® Nasal Spray as an Opiant product or pipeline product (and will remove it from Pipeline - Opiant Pharmaceuticals (https://www.opiant.com/products-pipeline/pipeline/)). For the avoidance of doubt, Opiant may refer to its contribution to the development of the formulation of NARCAN® Nasal Spray but cannot represent or imply that Opiant commercially makes or sells, now or in the past, NARCAN® Nasal Spray.

6.3.3    Opiant will not refer to and will remove any and all references to a partnership with EOIL, under any current or prior business name, from Opiant’s website and promotional materials.

6.3.4    Opiant will not make any use of “Narcan” as a generic term in Opiant written materials (including Opiant’s website). Any reference on Opiant’s website or in future Opiant written materials to the NARCAN® Nasal Spray product will be in the form of “NARCAN® Nasal Spray” or NARCAN® (naloxone HCI) Nasal Spray; NARCAN® Nasal Spray and NARCAN® (naloxone HCI) Nasal Spray will not be used interchangeably with naloxone.

SECTION 7 - REPRESENTATIONS AND WARRANTIES
7.1    Mutual Representations and Warranties. Opiant and EOIL each represents and warrants to the other, as of the Effective Date, and covenants, as follows:
7.1.1Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
7.1.2Authorization. The execution and delivery of this Agreement and the performance by it of its obligations contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.
7.1.3Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

7.1.4Consents and Approvals. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Third Party is required in connection with the execution, delivery and performance of this Agreement by such Party or the performance by such Party of its obligations contemplated hereby or thereby.
7.1.5No Inconsistent Obligation. It will not enter into any other agreement or understanding in conflict with the provisions contained in this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
7.1.6Of Claims. It has not assigned to any Third Party the Claims released hereunder.
7.1Opiant represents and warrants to EOIL that is had not transferred any of the Licensed IP to a Third Party prior to the Effective Date.

7.3    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

SECTION 8 - INDEMNITY
EOIL will indemnify Opiant, its Affiliates and its and their respective directors, officers, employees, and agents (“Opiant Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including attorneys’ fees and expenses) in connection with any and all suits, investigations, claims, or demands of Third Parties incurred by or rendered against the Opiant Indemnitees arising from or occurring as a result of the Exploitation of Products by or on behalf of EOIL or any of its Affiliates or Sublicensees or its or their distributors or contractors of any Product. EXCEPT FOR EOIL’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

SECTION 9 - TERM
Term. This Agreement will commence on the Effective Date and continue in perpetuity (such period, the “Term”).

SECTION 10 - MUTUAL RELEASE

In consideration for each Party’s execution and delivery of this Agreement, its promises, covenants, agreements, representations and warranties set forth herein and its performance in accordance with its terms, and subject to the payment by EOIL of the One-Time Payment, each Party, on behalf of itself and on behalf of its current and former parents, subsidiaries and other Affiliates; its and their respective current and former partners, associates, shareholders, members, directors, officers, associates, employees, managers (including board managers), agents, attorneys (including inside and outside counsel), representatives, joint venturers, divisions and insurers; and the parents, trustees, beneficiaries, predecessors, successors and assigns of any of them, and any other Person that claims, might claim by, through, under, on behalf of or for the benefit of any of the foregoing hereby fully, finally, and unconditionally releases and forever discharges the other Party and each of its current and former parents, subsidiaries and other Affiliates; its and their respective current and former partners, associates, shareholders, members, directors, officers, associates, employees, managers (including board managers), agents, attorneys (including inside and outside counsel), representatives, joint venturers, divisions and insurers; and the parents, trustees, beneficiaries, predecessors, successors and assigns of any of them from any and all accrued or potential complaints, claims/counterclaims, demands, liabilities, obligations, promises, agreements, controversies, actions, causes of action, suits, rights, damages, costs, losses, debts, charges, and expenses (including attorneys’ fees and disbursements of counsel and other professionals) of any and every nature whatsoever, whether in law or in equity, whether filed or potentially filed in court, arbitration or before some other tribunal, or with any professional or government agency, office, commission, bureau, board, association, or other entity or group, whether arising under the law of contract, tort, statutory breach or any other legal right or duty and whether they be directly, indirectly, nominally or beneficially possessed or claimed by any of them that any of them has had, now has, or hereafter can, will, or may have against any of the parties released hereby from the beginning of the world through the Effective Date arising out of or relating in any way to the Prior License Agreement, including but not limited to claims asserted in the demand letter dated August 10, 2022, from Latham & Watkins LLP to EBSI, provided however, that nothing in this Section 10 will be construed as a release of (a) any obligation owed by either Party to the other Party pursuant to this Agreement, or (b) any federal or state antitrust, anti-competition, trademark, trade dress or false advertising related claims arising out of or relating in any way to the Prior License Agreement, all of which are excluded from the releases in this Section 10.

SECTION 11 - MISCELLANEOUS
11.1    Severability. If any provision herein is held by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, such provision may be modified by a court of competent jurisdiction to be valid and enforceable while maintaining as close as possible the intent of the Parties as indicated by the wording of these terms or, if the provision cannot be so modified, it will be deemed severed from this Agreement, and all other provisions, and this Agreement, will remain in full force and effect.

11.2    Governing Law. This Agreement and matters connected with the performance thereof will be construed, interpreted, applied and governed by the laws of Delaware without reference to the conflicts of laws or choice of law provisions thereof. Opiant and EOIL agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the District of Delaware (the “Court”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Court. The Parties hereby waive any challenge to the jurisdiction or venue of the Court over these matters.

11.3    Notice Requirements. Any notice under this Agreement will be in writing, will refer specifically to this Agreement and will be deemed given only if (i) delivered by hand or sent by facsimile transmission (with transmission confirmed), (ii) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below, (iii) by email with delivery and read receipts, or (iv) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.3. Such notice will be deemed to have been given as of the date delivered by hand, transmitted by facsimile (with transmission confirmed) or email (with delivery and read receipt), or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.

If to EOIL:	If to Opiant:
Emergent BioSolutions Inc.
400 Professional Drive, Suite 400
Gaithersburg, Maryland 20879
Attention: General Counsel
Email: foxj@ebsi.com

with a copy (which will not constitute notice) to:
Williams and Connolly LLP
680 Maine Avenue SW
Washington, DC 20024
Attention: Jessamyn Berniker, Esq.
(JBerniker@wc.com)

Opiant Pharmaceuticals, Inc.
201 Santa Monica Blvd., Suite 500
Santa Monica, CA 90401
Attention: General Counsel
Email: bgorman@opiant.com

with a copy (which will not constitute notice) to:
Latham & Watkins LLP140 Scott Drive
Silicon Valley, CA 94025
Attention: Gabriel Gross, Esq.
(Gabe.Gross@lw.com)

11.4.     Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby, including the Prior License Agreement and the Existing CDAs. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.5    Waiver and Non-Exclusion of Remedies. No delay by, or omission of, either Party in exercising any right, power, privilege, or remedy will impair such right, power, privilege, or remedy or be construed as a waiver thereof. The rights and remedies provided in this Agreement are cumulative and are not exclusive of other rights or remedies provided by law.

11.6    No Benefit to Third Parties. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Persons, with the exception of SWK Funding LLC which shall be paid pursuant to Section 4.1.

11.7    Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary to effectuate the purpose of this Agreement. Each Party will reasonably cooperate with the other Party concerning the tax reporting for the payment provided for in Section 4.1 hereof, provided that such reasonable cooperation will not involve tax reporting that would increase the tax cost to such cooperating Party.

11.8    Relationship of Parties. With respect to the subject matter of this Agreement, the Parties are and remain independent contractors. This Agreement will not be deemed to create an employer/employee relationship, joint venture, partnership, association, or agency between the Parties. Neither Party are authorized to incur or create any obligation, express or implied, on behalf of the other Party or to bind the other Party in any manner whatsoever.

11.9    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Parties are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

11.10    Headings. Headings and titles of parts and sections of this Agreement are for convenience only and have no interpretative significance.

11.11    Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute the same instrument. This Agreement may be executed by electronic signature, .pdf or original signature, and an electronic signature or .pdf will be deemed to be and will be as effective as an original signature.

11.12    Sophisticated Parties Represented by Counsel. The Parties each acknowledge, accept, warrant and represent that (i) they are sophisticated Parties represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel, and (ii) they and their counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

OPIANT PHARMACEUTICALS INC.	EMERGENT OPERATIONS IRELAND LIMITED
By: /s/ Brian Gorman Name: Brian Gorman__________________ Title: General Counsel________________	By: /s/ Jennifer Fox Name: Jennifer Fox _______________________ Title: EVP External Affairs, General Counsel__